Exhibit 10.3

[October 22, 2026]

Neil Brinker

[Address]

Dear Neil:

Please refer to our letter agreement dated and accepted by you on November 10, 2020, (the “Offer Letter”). As it relates to Paragraph 13 of the Letter Agreement regarding our severance obligations, we have agreed to amend the Letter Agreement as follows:

1.	Severance Obligations. Paragraph 13 is amended and restated in its entirety to read:

“Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Modine, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Modine’s Lead Independent Director (or Chairperson, as the case may be) and you. Notwithstanding the foregoing, if your employment is terminated by Modine without Cause or you resign for Good Reason and you are not entitled to benefits under that certain Change in Control Agreement dated as of June 4, 2021, as amended from time to time, Modine will pay you a cash severance benefit equal to two times the sum of (a) your base salary and (b) your target annual incentive bonus under Modine’s annual management incentive plan, without regard to any deferrals thereunder, in effect at the time of the termination. Such amount shall be payable in equal normal payroll period installments over a two-year period following your termination of employment, starting on the 60th day following such termination and ending on the two-year anniversary of the first payment, subject to any delays required pursuant to paragraph 20 below. For this purpose, “Cause” means (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from physical or mental incapacity) after written demand for performance is given to you by the Company which specifically identifies the manner in which the Company believes you have not substantially performed and a reasonable time to cure has transpired, (ii) your conviction of a crime, the circumstances of which substantially relate to your job duties, (iii) your material breach of this agreement; or (iv) your commission of an act of dishonesty or of any willful act of misconduct which results in or could reasonably be expected to result in significant injury (monetarily or otherwise) to the Company, as determined in good faith by the Committee. “Good Reason” shall be deemed to exist only if the Company shall fail to correct within 60 days after receipt of written notice from you specifying in reasonable detail the reasons you believe one of the following events or conditions has occurred (provided such notice is delivered by you no later than 30 days after the initial existence of the occurrence): (1) a material diminution of your then current aggregate base salary and target annual incentive amount (other than pro rata reductions that also affect substantially all other similarly situated employees) without your prior written agreement; (2) the material diminution of your authority, duties or responsibilities as President and CEO of the Company without your prior written agreement; (3) the relocation of your position with the Company to a location that is greater than 50 miles from Racine, Wisconsin and that is also further from your principal place of residence; or (4) a requirement that you report to another officer of the Company or its successor instead of directly reporting to the Board or the board of directors of the Company’s successor, without your prior written agreement, provided that in all events the termination of your service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason.”

If you are entitled to the cash severance benefit in this paragraph 13, Modine will also pay you a current year pro rata annual bonus, calculated based on the amount you would have earned under the Modine annual management incentive plan if you had remained employed through the end of the bonus plan year and prorated based on the actual number of days worked during such bonus plan year, payable in a lump sum at the same time as bonuses are paid to members of senior management of Modine and its affiliates.

Finally, if you are entitled to the cash severance benefit in this paragraph 13, in addition to the cash severance described above and you choose to enroll in COBRA coverage with Modine following your termination, Modine shall pay the COBRA premiums for you and your eligible dependents who participate in the Modine’s medical, dental, vision and prescription drug plans as of the date of termination, on a monthly basis for a period of 18 months following the date of termination, and an equivalent monthly cash payment for the six (6) month period thereafter. This benefit shall cease as soon as you become eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer. You are responsible for promptly notifying Modine of such eligibility. The premium payments payable on your behalf shall be a taxable benefit to you.

All severance benefits in this paragraph 13 are conditioned on your signing a full release of any and all claims against Modine in a release form acceptable to Modine after the termination of your employment and your not revoking such release pursuant to any revocation rights afforded by applicable law (all within 60 days after your termination of employment or such shorter period as may be specified by the Company). Upon termination of your employment, you hereby resign as of the date of such termination as a director and officer of Modine and its affiliates and subsidiaries and as a fiduciary of any of its or their benefit plans, and you agree to promptly execute and deliver upon such termination any document reasonably required by Modine to evidence the foregoing.”

The capitalized terms used above which are not otherwise defined in this letter will have the meanings assigned to them in the Offer Letter.

MODINE MANUFACTURING COMPANY
By
Name:
Title:

EMPLOYEE
By
Neil Brinker